USF&G CORPORATION  Exhibit 21 - Subsidiaries of the Registrant




Name of Subsidiary                                       State of Incorporation

United States Fidelity and Guaranty Company                            Maryland

Fidelity and Guaranty Life Insurance Company                           Maryland

The names of other subsidiaries have been omitted because, when considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as defined by Regulation S-X.